                           SHARE PURCHASE AGREEMENT




      THIS AGREEMENT, entered on July 23, 1998, between Mr. Dominique Agostini residing at 7, rue des Augustins, 92160 Antony, (hereinafter referred to as the "Seller") and Healthworld International Holdings Inc. a company organized under the laws of Delaware, United States of America, with principal offices at 100 Avenue of the Americas, New York, NY 10013, U.S.A., (hereinafter referred to as the "Purchaser") represented by Mr. Steven Girgenti, President, witnesseth :



                                  WITNESSETH


      Whereas :

      The corporations listed below shall be referred to as the "HFT Group" (excluding any corporations in which any one of the corporations in the HFT Group may later acquire an interest) :

          HFT ("HFT"), a societe anonyme with a stock capital of FRF 3,360,600 divided into 33,606 shares of FRF 100 each, having its registered offices at 58, rue Pierre Charron, 75008 Paris, registered in the Paris Register of Trade and Companies, # 402 339 329 ;

          Torrent S.A. ("Torrent"), a societe anonyme with a stock capital of FRF 1,000,000 divided into 2,500 shares of FRF400 each, having its registered offices at 58, rue Pierre Charron, 75008 Paris, registered in the Paris Register of Trade and Companies, # 334 489 788 ;

          Aigue Marine SARL ("Aigue Marine"), a societe a responsabilite limitee with a stock capital of FRF 500,000 divided into 500 shares of FRF 100 each, having its registered offices at 10, rue Lincoln, 75008 Paris, 75008 Paris, registered in the Paris Register of Trade and Companies, # 383 160 918 ;

          Katchina Productions SARL ("Katchina"), a societe a responsabilite limitee with a stock capital of FRF 100,500 divided into 670 shares of FRF 150 each, having its registered offices at 58, rue Pierre Charron, registered in the Paris Register of Trade and Companies, # 347 540 460.

      The Seller represents and warrants that he is the owner of 33,606 shares (100%) of the shares of HFT, which in turn owns 100% of the shares of


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      Torrent, [the latter owning in turn 100% of the shares of Aigue Marine and Katchina].

      (The shares of HFT are hereinafter collectively referred to as the "Shares" and individually as a "Share" ; a first block of 26,885 (twenty six thousand eight hundred and eighty five) Shares is hereinafter referred to as the "First Block" and the remainder, namely 6,721 (six thousand seven hundred and twenty one) Shares, as the "Second Block")

      The Seller wishes to sell the First Block to the Purchaser, who in turn wishes to acquire the same. The Seller and the Purchaser are further willing to enter into certain covenants regarding the future purchase by the Purchaser of the Second Block.

      The parties have determined themselves on the basis of the representations, warranties and agreements which are recited in this agreement.


      Now therefore, the parties have agreed as follows:


      1. Conditions Of The Sale

      1.1 Purchase of the First Block - Purchase Price -  Payment

      1.1.1 The Seller hereby sells the First Block to the Purchaser, which the Purchaser hereby accepts, for the price defined in paragraphs 1.1.2,
      1.1.3 and 1.1.4 below, subject to the provisions of paragraph 1.1.5 below.

      1.1.2 The down payment agreed between Purchaser and the Seller for the First Block is FRF 15,271,000 (fifteen million two hundred and seventy one thousand French Francs) (herein the "Down Payment").

      For the purpose of this agreement the expression "Relevant Net Assets" for a given fiscal year shall mean the consolidated net assets of the HFT Group corporations (as defined above, i.e. excluding any corporations in which anyone of the corporations in the HFT Group may later acquire an interest) for that year, i.e. the sum of the consolidated issued share capital and retained profits of the HFT Group corporations (excluding any goodwill resulting from the purchase by any one of the HFT Group corporations of shares of any one of such corporations not owned by the Seller or anyone of the said corporations prior to December 31, 1997), calculated in accordance with United States Generally Accepted Accounting Principles consistently applied for all periods ("USGAAP"). It is acknowledged that part of the shares of Torrent, Aigue Marine and


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

      Katchina were acquired by the HFT Group corporations after December 31, 1997.

      The expression "Relevant Profits" for a given fiscal year shall mean the audited consolidated operating profits of the HFT Group corporations (as defined above, i.e. excluding any corporations in which anyone of the corporations in the HFT Group may acquire an interest in the future) for that year, before interest and taxation, computed in accordance with USGAAP. Moreover, any management fees other than those of the types defined in paragraph 1.3.3 below shall be added back for the purpose of calculating Relevant Net Assets and Relevant Profits.

      In calculating the Relevant Net Assets and Relevant Profits as at December 31, 1997, and for the year then ended, such calculation has been made on a pro-forma basis (Annex A), under the assumption that HFT, directly or indirectly owns 100% of Torrent, Aigue Marine and Katchina during such period.

      The parties acknowledge that the Down Payment is made up of two parts, namely

          (i) DP1, namely FRF 2,271,000 (two million two hundred and seventy one thousand French Francs), and

          (ii) DP2, namely FRF 13,000,000 (thirteen million French Francs).

      The Purchaser has paid the Down Payment, to the Seller, by check or wire transfer of immediately available funds, on the date hereof, which is hereby acknowledged by the Seller.

      The consolidated bank indebtedness of the HFT Group corporations between September 15 and 30, 1998 shall be audited by the Purchaser. In the event this would show an average daily net indebtedness in excess of FRF 100,000 (one hundred thousand French Francs), the Seller shall pay to the Purchaser an amount equal to the said average indebtedness, plus any interest and charges incurred by reason of the indebtedness over the period comprised between the date hereof and September 30, 1998. By way of exception, in the event it should appear that over the months of October, November and December 1998, the average daily net indebtedness is equal to zero, the provisions of the first sentence of this grammatical paragraph shall not apply. Any sum which the Seller would be owing to the Purchaser under this grammatical paragraph shall be set off against any sums which may become due to the Seller under paragraph
      1.1.3 and/or 1.1.4. In the event no sums are due by the Purchaser under paragraphs 1.1.3 and/or 1.1.4, or if the said sums are insufficient, then the Seller undertakes to pay all such amounts remaining due by him under this grammatical paragraph out of his own funds, on or before December 31, 2002. For the purpose of interpreting this grammatical paragraph, the expenses incurred by Torrent in connection with the purchase of the Aigue Marine and Katchina shares which were not owned by Torrent prior to December 31, 1997 shall be added to the average bank indebtedness.

      1.1.3 In addition, the Purchaser shall pay to the Seller, no later than April 15, 2000, a sum equal to 5.5 times 80% of the average Relevant Profits for the two years ended 31 December 1999, less DP2.

      1.1.4 In addition, the Purchaser shall pay to the Seller, no later than April 15, 2002, a sum equal to 6.5 times 80% of the average Relevant Profits for the two years ended 31 December 2001, less the aggregate of DP2 and the payment made pursuant to article 1.1.3 above, if any.

      1.1.5 The Seller agrees, notwithstanding any of the above, that the purchase price for the First Block and the Second Block shall not exceed FRF 43,000,000 (forty three million French Francs) ; provided, however, that (a) the amount paid pursuant to paragraph 1.1.3 above shall not exceed FRF 20,000,000 (twenty million French Francs) less the amount of DP2 and (b) the amount paid pursuant to paragraph 1.1.4 above shall not exceed FRF 32,000,000 (thirty two million French Francs) less the amount of DP2 and the amounts paid pursuant to paragraph 1.1.3.

      If the result of the computation for the purposes of paragraph 1.1.3 above is zero or a negative number, then the Purchaser shall have no payment obligation under the said paragraph and the Seller shall have no obligation to repay any part of the Down Payment.

      If the result of the computation for the purposes of paragraph 1.1.4 above is zero or a negative number, then the Purchaser shall have no payment obligation under the said paragraph and the Seller shall have no obligation to repay any amount received under paragraph 1.1.3, if any was received, or any part of the Down Payment.

      During the period from the date hereof to 31 December 2001, notwithstanding the above, at the Seller's sole option, the Purchaser shall pay to the Seller, or, as the case may be, his heirs (i) all amounts due under paragraphs 1.1.3 and 1.1.4, or, (ii) alternately, within 15 days after completion of the audit for the preceding year, a final payment, equal to 6.5 times 80% of the average of the Relevant Profits for the two preceding years, less the sums paid under DP2 and/or paragraph 1.1.3 above.


      1.2  Purchase of the Second Block-Purchase Price-Payment

      1.2.1 From January 1, 2002, the Seller shall have the option to sell the Second Block to the Purchaser, which the Purchaser accepts as a promise to sell only.

      After January 1, 2006, the Purchaser shall have the option to purchase the Second Block from the Seller, which the Seller accepts as a promise to purchase only.

      If one of the above options is exercised, the Seller shall be required to sign the relevant movement orders in favor of the Purchaser and the Purchaser shall be required to pay the price (as defined below), with respect to the Second Block, within 90 (ninety) days from the date of the notice of exercise of the option. The party which shall have taken the initiative of exercising his option shall bear the registration tax consequences of the sale.

      So long as the Seller shall own the Second Block, the Seller shall have the obligation, between January 1 and June 30 of each year, to give notice to the Purchaser of his decision to sell or not sell the Second Block to the Purchaser. If the decision is to sell, then the corresponding movement orders in favor of the Purchaser shall be signed, and the purchase price paid, on June 30 of the said year or within 90 (ninety) days following the notice, whichever is the earlier.

      On the date of acquisition of the Second Block, the Purchaser shall pay to the Seller 20% times the Relevant Net Assets as at 31 December of the fiscal year of the HFT Group corporations preceding the fiscal year during which the purchase of the Second Block shall have occurred (hereinafter the "Preceding Year").

      In addition, at the latest on June 30 of the fiscal year following the Preceding Year, the Purchaser shall pay a sum equal to 6.5 times 20% of the average Relevant Profits for the Preceding Year and the year preceding the latter.

      1.2.2 Without prejudice to the above, the Seller hereby undertakes to sell the Second Block to the Purchaser and the Purchaser undertakes to purchase the Second Bloc from the Seller, within 90 (ninety) days from the date of the written request of the Purchaser, provided the said request is made prior to 1 January 2002, in any one of the following circumstances :

      - a "person" or a "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 of the United States of America, as amended (the "Exchange Act")), other than senior management of Healthworld Corporation becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of in excess of 50% of the then outstanding voting stock of Healthworld Corporation ; or

      - during the period from the date hereof to 31 December 2001 the Seller ceases to work for the HFT Group corporations as a result of death, incapacity due to illness, dismissal or termination for any reason ;

      Upon the occurrence of any of the above circumstances, the Purchaser shall, at the time of the purchase, pay to the Seller or shall cause to be paid to the Seller :

      (a) a sum equal to 20% of the Relevant Net Assets for the fiscal year preceding the purchase of the Second Block ;

      (b) 25% of DP2;

      (c) 25% of the amount defined in paragraph 1.1.3. Such amount shall be paid within 90 (ninety) days following the notification date if the amount defined in paragraph 1.1.3 has been paid on such date or with the same due date as such payment, if any.

      (d) 25% of the amount defined in paragraph 1.1.4. Such amount shall be paid within 90 (ninety) days following the notification date if the amount defined in paragraph 1.1.4 has been paid on such date or with the same due date as such payment, if any.

      1.2.3 The Seller agrees that notwithstanding any of the above the purchase price for the Second Block as calculated in paragraph 1.2.1 or
      1.2.2 above shall not exceed FRF 11,000,000 (eleven million French
      Francs).

      The Seller undertakes for the future not to sell to a third party the shares corresponding to the Second Block, nor to authorize any encumbrances on the said shares for the benefit of a third party, and to do the necessary so that no encumbrance affect the said shares, without the prior written consent of the Purchaser.

      1.3  Post acquisition implications

      1.3.1 In the event of acquisitions being made after the date hereof by any one of the HFT Group corporations of the kind defined in paragraph 3.3, first sentence, below, the results of such acquired businesses, whatever may be their respective legal forms, as well as the costs, expenses and charges which may be borne by any one of the HFT Group corporations as a direct consequence of such acquisitions, shall not be taken into account for the purpose of calculating any amounts which may become due to the Seller, after the date hereof, under paragraphs 1.1 or
      1.2 above.

      1.3.2 The Seller acknowledges the fact that the Purchaser or any Healthworld group company designated by Healthworld, may in the future charge management fees to one, several or all the HFT Group companies.

      1.3.3 The Seller agrees that management fees corresponding to (i) costs incurred at the Purchaser's request on behalf of, or for the purpose of rendering services to, the HFT Group corporations as mentioned in the preceding paragraph, and (ii) charges for services made to the said corporations by Healthworld B.V. covering the cost of marketing operations, to the extent the same do not exceed, on a yearly basis, (pound) 21,854 (twenty one thousand eight hundred and fifty four Pounds Sterling), shall be regarded as bona fide management fees for the purpose of the computation of any amounts which may become due to the Seller, after the date hereof, under paragraphs 1.1 or 1.2 above.

      1.3.4 The Purchaser shall pay and the Seller shall accept all sums which may become due to the Seller, after the date hereof, under paragraphs
      1.1 or 1.2 above, in such currency as shall be legal tender at the time in France (French Franc or Euro). If, at the time of payment there exists a lawful option between the French Franc and the Euro, payment shall be effected in the currency which the Seller shall notify to the Purchaser in writing, at least 30 (thirty) days prior to the time when the relevant payment shall be due and payable, failing which the Purchaser shall pay the amount in the currency of his choice.


      2  Representations And Warranties Of The Sellers

      The Seller represents and warrants to the Purchaser as follows, except as disclosed in the Annexes mentioned in this article 2 or in the last annex to this agreement (the "Disclosure Schedule") :

      2.1 General Warranties
      With regard to the Shares, and the assets and liabilities of the HFT Group corporations, Seller hereby confers upon Purchaser the warranties provided in Sections 1625 et seq. and section 1641 of the Civil code, to which this agreement has added further warranties, as permitted by
      Section 1627 of the Civil Code.



      2.2 Capacity of Seller - Admission of the Purchaser as a New Stockholder The Seller is the unrestricted owner of the Shares and has full capacity to sign this agreement and to perform his obligations thereunder.

      The Purchaser has been approved as a new stockholder of HFT pursuant to a decision of the board of directors of HFT dated June 30, 1998.


      2.3 Absence of Charges on the Shares and on the assets of the corporations

      The Shares and the assets owned by the HFT Group corporations are free from any charge, lien, encumbrance, claim, mortgage, chattel mortgage or pledge or any other charge, whether contractual, judicial or deriving from by-laws, of any nature whatsoever. Notably, the Pledge of the Torrent shares has been lifted as at the date hereof and the said shares, as of the same date, are free and clear of all encumbrances.

      More generally, there is no flaw in the Seller's title to the Shares or the said corporations' title to the said assets.

      2.4  Title to Corporate Assets

      The HFT Group corporations hold full title :

      2.4.1 to all the assets which are reflected in the audited consolidated balance sheet of the HFT Group corporations as at December 31, 1997 included in Annex A hereto (the "1997 Balance Sheet"), and,

      2.4.2   to all its intangible assets.

      Since the date of the 1997 Balance Sheet there has been no reduction in the net book value of the HFT Group corporations, except for losses incurred in the normal course of business from January 1, 1998 to the date hereof.

      There exist no assets of the HFT Group corporations that are not reflected in the Financial Statements (as defined in section 2.8), excepting those which are reflected in the Disclosure Schedule. None of the assets reflected in the Financial Statements have been sold or otherwise disposed of by the HFT Group corporations, excepting those that are reflected in the Disclosure Schedule.

      As regards those assets subject to long- term movable or immovable lease-purchase agreements, the HFT Group corporations are the sole beneficiary of such lease-purchase agreements and have duly complied with all their obligations thereunder. A list of the said assets is attached as Annex B.

      2.5  Shares
      The share capital of each of the HFT Group corporations and the par value of the Shares are as stated above.

      All the Shares are issued and fully paid up and are all of the same class.

      The HFT Group corporations have issued no securities other than the shares corresponding to their respective capital stocks, as shown above.

      Neither the HFT Group corporations nor the Seller have recognized to anyone, contractually or otherwise, any rights which might require (i) the issuance, exchange, assignment, contribution or redemption of shares or other securities of the HFT Group corporations or (ii) any further payments to previous shareholders.

      There exist no stockholder agreements binding the Seller, previous stockholders of the HFT Group corporations, the HFT Group corporations, except for the agreements with the Healthworld Group.

      2.6  Subsidiaries and Joint Ventures
      With the exception of the stockholding relationships which exist among them, the HFT Group corporations have no subsidiaries and hold no interest in any other legal entity, whatever may be the nature or form of such entity, excepting the interest in Healthworld B.V., with which the parties are familiar.

      Notably, neither of the HFT Group corporations any longer holds an interest in Duetto S.A., and neither of the said corporations is in any way liable to third parties or the Seller with respect to the sale of the interest in Duetto S.A. or with respect to any obligation undertaken by Duetto S.A. vis-a-vis third parties.

      The HFT Group corporations have not entered with anyone into any joint-venture agreements.

      2.7  Organization of the HFT Group corporations
      The HFT Group corporations have been lawfully organized and, since their inception, have remained in good standing in regard to their

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      respective legal obligations. The HFT Group corporations are in no way legally restricted in their ability or capacity to pursue their businesses as now pursued and as currently contemplated being pursued.

      2.8  Financial Statements

      2.8.1 The documents listed below, which are represented by the Seller to be true and complete namely :

      (a)the audited consolidated balance sheet of the HFT Group corporations as of December 31, 1997 and the related audited consolidated statement of operations [(verbatim in the French version)], cash flow [(verbatim in the French version)] and stockholders' equity [(verbatim in the French version)] for each of the years then ended, which, as regards HFT and Torrent, have been certified by their respective statutory auditors, including all notes and schedules relating thereto, and,

      (b)the balance sheets and operating accounts at December 31, 1995 and 1996, certified by the statutory auditors as regards HFT and Torrent, and approved by the shareholders as regards Katchina and Aigue Marine, including all notes and schedules relating thereto, are collectively referred to herein as the "Financial Statements" and are annexed hereto as Annex A.

      The Financial Statements referred to in 2.8.1 (a) above and any of the financial statements required to be delivered pursuant to the terms hereof are or will be prepared from the books and records of the HFT Group corporations in accordance with USGAAP. All the Financial Statements fairly and truly show the financial condition of the HFT Group at such dates and the results of its operations as of the dates or throughout the periods indicated.

      The pro forma consolidated financial statements of the HFT Group corporations and the related notes thereto annexed hereto as Annex A have been prepared on a basis consistent with the historical financial statements of the HFT Group, give effect to and present fairly, the assumptions used in the preparation thereof on a reasonable basis and in good faith.

      Except as set forth in the Disclosure Schedule, and to the extent and in the amount set forth in the 1997 Balance Sheet, the HFT Group did not have any direct or indirect indebtedness, liability, claim loss, damage, deficiency or obligation, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (collectively the "Liabilities"). Except as otherwise set forth in the Disclosure Schedule or on the other Annexes to this agreement, there are no other Liabilities of the HFT Group corporations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or after December 31, 1997, other than those Liabilities arising in the ordinary course of business consistent with past practice, those disclosed in this agreement and such Liabilities are of the same character, type and magnitude as incurred in the past.

      Except as set forth in the Disclosure Schedule, no expenditure, accrued or paid by the HFT Group corporations may be regarded, for tax purposes or otherwise, as disproportionate.

      Similarly, the liquidation of corporations other than the HFT Group corporations as they exist on the date hereof, or the sale of shares or assets previously owned by any one of the HFT Group corporations to the Seller or third parties, prior to the date hereof, have been effected in such a manner and under such conditions that such liquidations or sales will not have a material negative impact on any one of the HFT Group corporations, from a tax standpoint or otherwise.

      2.8.2 The Seller warrants that the only dividends paid to the Seller by any one of the HFT Group corporations in 1997 or in 1998 were the following :

      - 1997 Torrent : FRF 46,400 (voted and paid) ;

      - 1997 Aigue Marine : FRF 35,000 (voted in 1997 and paid in 1998).

      2.9 Representations and Warranties as to the Absence of Certain Changes or Events Since December 31, 1997

      For the period extending between December 31, 1997 and the date hereof, excepting for the items disclosed by the Seller in the Annexes referred to in this article 2.9 or in the Disclosure Schedule :

      2.9.1 the tangible assets of the HFT Group corporations have not suffered any damage, destruction, or loss (whether covered by insurance or not) ;

      2.9.2 The French medical advertising market environment is much less favorable in 1998 and steps have been taken to remedy the difficulties resulting from this state of fact. As a consequence of such difficulties, the HFT Group corporations have suffered losses during the first half year of 1998. Save for the aforementioned, the HFT Group corporations have not experienced nor do they currently anticipate, any material adverse change in their businesses, operations or financial condition ;

      2.9.3 the HFT Group corporations have not engaged in operations nor undertaken obligations other than in the ordinary conduct of their respective businesses ;

      2.9.4 the level and conditions of compensation or salary agreed between the HFT Group corporations and their directors, officers or employees and the profit sharing plans in favor of the above-mentioned persons have not undergone any abnormal fluctuation ; all payments due to third parties, including non obligatory private pensions, have been paid or are accrued as required by law, and all payments in respect of the said private pensions due in the year 1998 have either been paid or are accrued in the books of the relevant HFT Group corporation or corporations ;

      2.9.5 there has been no termination of agreements and the HFT Group corporations have waived no rights other than in the normal course of business ;

      2.9.6 the HFT Group corporations have remained current as regards their financial obligations ;

      2.9.7 the HFT Group corporations are not aware of any claim against them which, notably, may jeopardize the marketability of their products or services, or render the HFT Group corporations or their directors, officers or employees, liable under civil or criminal law ;

      2.9.8 the HFT Group corporations have not lost any major source of business nor do they anticipate a significant reduction in the level of the same.

      2.10  Industrial and Intellectual Property Rights
      The HFT Group corporations hold full title without any reservation to all the industrial and intellectual property rights described in Annex D, which Annex gives a full list of the rights owned by the said corporations, and no third party has ever challenged the title to or the validity of, such rights, nor has infringed the same.

      The activities of the HFT Group corporations, up to the date hereof, are not liable to create any conflict with industrial or intellectual property rights of third parties.

      The transactions contemplated in this agreement shall not cause any loss of or reduction in, any of such rights.

      The HFT Group corporations have granted no licensing rights and, more generally, have granted no rights to third parties, bearing on any one of the said corporations' industrial and intellectual property rights. Similarly, the HFT Group corporations have not received any licensed rights and, more generally, have received no rights from third parties bearing on industrial or intellectual rights belonging to any such third parties.

      2.11  Insurance
      Insurance policies with respect to persons, property and the HFT Group corporations' liability and, as the case may be, third party liability, are fully binding upon the relevant insurance carriers. There are no circumstances existing which would enable the said carriers to refuse or limit the coverage provided in the policies ; no carrier has refused to renew an insurance policy and there have been no increases in the rates or insurance premiums, except in the normal course of business. The HFT Group corporations are current with the payment of their premiums. The list of insurance policies is shown in Annex E.


      2.12  Contracts

      2.12.1 All contracts to which the HFT Group corporations are parties, and which are currently in force, are lawful and binding upon their signatories and none of the parties to the said agreements have challenged the validity thereof, or breached the same. None of the said contracts are the subject matter of current or threatened litigation. Contracts, other than service contracts, involving the payment by or to the HFT Group corporations after the date hereof, of amounts, per contract exceeding FRF 100,000 (one hundred thousand French Francs), are listed in Annex F.

      2.12.2 Excepting for the agency agreements, commissioning agreements relating to the securing of business or to the sale of the HFT Group corporations' goods or services listed in the said Annex F, no contracts of such nature are binding on the HFT Group corporations, and if any should come to light, the Seller shall bear all the consequences of their termination, provided such termination by the relevant corporation is notified to the relevant third party or is notified by the latter to the relevant corporation, within 18 (eighteen) months from the date hereof.

      2.13  Litigation
      All litigation, proceedings or judicial or administrative inquiries or audits currently pending or threatened, to which anyone of the HFT Group corporations, or, in connection with the conduct of the affairs of the HFT Group corporations, the Seller personally or the HFT Group corporations' directors, officers or employees, are parties, are listed in Annex G. Since January 1, 1993, no court or administrative decision has found against the HFT Group corporations or, in connection with the conduct of the affairs of the HFT Group corporations, against Seller personally or the HFT Group corporations' directors, officers or employees, and there is no reason to anticipate that any such decisions shall be rendered in respect of facts known, or which should have been known to a prudent businessman, to the HFT Group corporations, their directors, officers or employees, or the Seller.

      2.14  Taxes - Customs - Social Security and Labor Law Obligations
      All French and foreign returns concerning taxes, turnover taxes, value added taxes, recording taxes and other taxes, all customs returns and social security and labor law returns and declarations which the HFT Group corporations were under an obligation to file were so filed on or before due date and the returns and declarations were prepared and signed as prescribed by law. The HFT Group corporations have paid or done the necessary to book adequate reserves to allow for the payment, on due date, of all taxes and dues prescribed by law and resulting from such returns.

      No claims for non-reporting, late reporting, late payment or non-payment of any of the above taxes or dues, or for non compliance with the law, were received by the HFT Group corporations and no fact creates concerns that any such claims may be notified. All books and registers that the HFT Group corporations must keep as required by law for all of the above are in existence, are duly kept, and are up to date.

      In the event of a final reassessment of any one of the above mentioned taxes or dues the amounts claimed shall be paid forthwith by the Seller to the Purchaser as stated in article 7 below.

      2.15  Conformity with Company Law
      The HFT Group corporations and their directors and officers, in the pursuit of their activities, have in all respects complied with their legal obligations under company law and the minutes of stockholders' and directors' meetings are true and sincere and faithfully reflect the position of the HFT Group corporations under company law.

      2.16  Compensation and salaries - Labor Law and Social Security Law
      The HFT Group corporations and their directors and officers, in the pursuit of their activities, have in all respects complied with their legal obligations under labor law and social security law. The books and registers which are required to be kept under social security and labor law are true and sincere and faithfully reflect the position of the HFT Group corporations under labor and social security law.

      2.17  Permits
      No permit or consent or approval of any governmental authority or agency or any other party whatsoever is needed to allow the Seller to fulfill its obligations hereunder.

      2.18  Continuation of Business Relationships
      Neither of the customers or suppliers of the HFT Group corporations other than those referred to in the Disclosure Schedule may invoke contractual provisions allowing for termination on the grounds that an agreement such as this agreement has been entered into between the parties hereto.

      2.19 Interests in the Business of Competitors, Suppliers or Customers Neither of the Seller nor any of the directors, officers nor, to the best of Seller's knowledge, the employees of the HFT Group corporations, have an equity or other interest in the business of any competitor, supplier or customer of the HFT Group corporations (except as regards Duetto, FMCE and Bio Alliance) and neither of them personally owns or has any right whatsoever over the assets used by the HFT Group corporations for the pursuit of their activities. As regards Duetto, FMCE and Bio Alliance, this representation may not be interpreted as forbidding any future continuation of the existing trading relationships.

      2.20  Receivables
      The HFT Group corporations' receivables recorded as of June 30, 1998 for Aigue Marine and July 20, 1998 for Torrent and Katchina are listed in Annex H, and neither of such receivables is delinquent by more than six months from the date of the legal fact or act which generated the same, and the Seller warrants that all such outstanding and unpaid receivables, except those booked as bad debts, shall be fully settled in favor of the relevant HFT Group corporation at the latest 6 (six) months from the date hereof.

      All the subsidies and grants which the HFT Group corporations have received and which they are entitled to receive are mentioned in the said Annex H.

      2.21  Environment
      The HFT Group corporations have adhered strictly to all applicable environmental laws and regulations, and Sellers, the HFT Group corporations and their directors and officers are not aware of any problem or dispute in this respect.

      2.22  Stockholder Guarantees - Stockholder Accounts
      The Seller has granted no guarantees in support of the credit of the HFT Group corporations, and does not hold receivable or payable accounts in the books of any one of the HFT Group corporations, excepting for the loan granted by the Seller to Torrent, in the amount of FRF 1,700,000 (one million seven hundred thousand French francs), as per the agreement dated July 23, 1998, attached hereto in the Disclosure Schedule.

      2.23  Intermediaries
      Seller represents that no intermediary, at his request, or at the request of the HFT Group corporations or Healthworld B.V. or their directors or officers, assisted in procuring the conclusion of this agreement and that no fee is therefore payable in this respect, in particular by any one of the HFT Group corporations.

      2.24 Year 2000 and Euro Compliance
      Seller represents that the HFT Group companies accounting and software systems are compliant with year 2000 and Euro technical requirements.

      2.25  Certificates from URSSAF and the Revenue Service
      The Seller certifies that the certificates of the Chief Tax Collector's office and of URSSAF evidencing that, as at their respective dates of issuance, the HFT Group corporations had no debt vis-a-vis such organizations (Annex I), correspond to his awareness of the HFT Group corporations' position vis-a-vis such authorities.


      3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      3.1  Organization
      Purchaser is a duly organized company and has full capacity to sign this agreement and to perform the obligations contracted by Purchaser under this agreement.

      3.2 Permits
      No permit whatsoever is needed to allow the Purchaser to fulfill its obligations hereunder.

      3.3 Further Investments in France in the Health Industry
      The Purchaser hereby guarantees that, so long as the Seller shall own the Second Block, the Purchaser shall not make any new investments in the business of sales forces (medical and pharmaceutical agents networks), medical advertising, public relations in the medical area or medical training in France otherwise than through one of the HFT Group companies.

      In the event of any such acquisition(s), if the Seller is at the time in charge of the management of the HFT Group corporations and of the new acquisition(s), the Seller agrees that the said added responsibilities will not in any way restrict his general obligation to develop the business of the HFT Group corporations, as it exists on the date hereof.


      4. REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE MANAGEMENT OF THE HFT GROUP CORPORATIONS SINCE DECEMBER 31, 1997 UP TO THE DATE HEREOF

      The Seller represents and warrants to the Purchaser, subject to the indications in the Disclosure Schedule, that since December 31, 1997 up to the date hereof, the Seller, the managers, officers, and corporate authorities of the HFT Group corporations :

      4.1 have operated the businesses of the HFT Group corporations as prudent businessmen ;

      4.2 have used their best efforts to preserve the business organization of the HFT Group corporations intact ;

      4.3 have done the necessary so that the HFT Group corporations do not experience any material adverse change in their businesses, operations or financial conditions ;

      4.4 have maintained the tangible assets of the HFT Group corporations in sufficient operating condition and state of repair to enable them to operate their businesses in the manner in which they were operated immediately prior to December 31, 1997 ;

      4.5 have maintained the insurance coverage of the HFT Group corporations in full force and effect ;

      4.6 have used their best efforts to keep available to the HFT Group corporations the services of their present key employees beyond the date hereof ;

      4.7 have paid the accounts payable of the HFT Group corporations and satisfied all their other obligations in general ;

      4.8 have used their best efforts to maintain good business relationships with the main suppliers and customers of the HFT Group corporations ;

      4.9  have not made any change in their by-laws ;

      4.10 have not made any change in their stock capital nor agreed to any issuance or redemption of shares ;

      4.11 have not declared or distributed any dividend, notably to the Seller ;

      4.12 have not contracted any substantial financial obligation, and notably have contracted no loans (excepting the loan referred to in paragraph 2.22), nor used any credit facility, nor participated in any currency or other derivatives hedging, nor waived any right ;

      4.13 have not agreed to any charge on their assets (likewise, the Seller has not agreed to any charge on the Shares) ;

      4.14 have not sold or transferred any of their assets, nor waived any claim or right whatsoever ;

      4.15 have not made any material changes to the compensations, salaries or profit sharing plans of the employees of the HFT Group corporations ;

      4.16 have not hired or terminated any employees or transferred anyone of the same, either geographically or among the HFT Group corporations, excepting interim workforce contracts, not exceeding a duration of 3 (three) months for any one of the latter ;

      4.17 have not made any material changes in the accounting methods, principles or practices used by the HFT Group corporations ;

      4.18 generally, have not behaved otherwise than as if they were managing a third party's affairs as prudent professional business people, pursuant to the provisions of s.1372 et seq. of the Civil Code.


      5.   CONFIDENTIALITY

      Seller shall keep confidential any information which has been made available to him by or on behalf of Purchaser, in connection with the transactions being the subject matter of this agreement (hereinafter "Confidential Information"). The Seller shall only use Confidential Information for the purpose of finalizing the transactions agreed herein. Confidential Information does not include information generally available to the public or which may become available to the Seller lawfully from a source other than the Purchaser or the HFT Group corporations.


      6. OBLIGATIONS OF THE PARTIES PERFORMED PRIOR TO OR ON THE DATE HEREOF

      6.1  Management and Statutory Auditors
      The directors and officers of the HFT Group corporations in office (excepting for the Seller), have handed to the Purchaser a letter of resignation from their respective offices, effective on the date on which their successors will be appointed by the competent corporate authorities of the HFT Group corporations. As regards statutory auditing, the Seller agrees that the Purchaser may appoint co- statutory auditors (in office and alternate), in the event where the Purchaser would deem the same to be necessary.

      Seller represents that he has caused the relevant corporate authorities of the societes anonymes among the HFT Group corporations to call a meeting of the stockholders for July 23, 1998, the agenda of which provides for the appointment of successors in lieu of resigning directors.


      6.2 Corporate Books and Records
      Seller has delivered to Purchaser :

          a copy, certified by the president general manager of HFT, of the minutes of the appropriate corporate authority, evidencing that such authority has accepted Purchaser as a new stockholder ;

          the HFT Group corporations' corporate books and records (minutes books, stock movement and stockholder accounts books, attendance registers, attendance sheets, trade registry records), all of which Seller represents are current on the date hereof and cover the corporate life of the HFT Group corporations from its organization.

      6.3  Delivery of the Shares
      Seller has delivered to Purchaser on the date hereof the necessary movement orders in favor of Purchaser which Seller represents are validly binding upon the Seller for all and every one of the shares included in the First Block.

      6.4 Entity Classification Election
      Seller has delivered to the Purchaser copies of the US Internal Revenue Service forms 8832, the originals of which have been duly dated and signed, and then filed with the US Internal Revenue Service prior to the date hereof, in which both Aigue Marine and Katchina have made election 2(e) on the said forms

      6.5 Purchase by Torrent of Aigue Marine Shares
      By agreement dated July 23, 1998, attached hereto as Annex J, the Seller has extended a loan of FRF 1,700,000 (one million seven hundred thousand French Francs) to Torrent for the purchase by the latter, prior to the date of execution of this agreement, of 245 (two hundred and forty five) Aigue Marine shares. The said shares, added to the 255 (two hundred and fifty five) shares of Aigue Marine previously owned by Torrent represent 100% of the capital stock of Aigue Marine. The said loan is interest-free and the Purchaser agrees that it shall cause Torrent to repay the principal of the loan at the latest one year following the date hereof.


      7    INDEMNIFICATION

      The Seller agrees that all representations and warranties made or given by the Seller in this agreement or in any certificate or other document delivered pursuant hereto by Seller, shall remain in full force and effect for a period of three years after the date hereof, excepting as regards tax, social security and labor law matters, in which areas the periods of the statutory statutes of limitations shall apply (hereinafter the "Validity Period").

      Seller undertakes to fully indemnify the Purchaser, up to 80% (eighty percent) of any damage to the Purchaser or any one or all of the HFT Group corporations (including interest, fees (including attorneys' fees), expenses and costs), resulting, directly or indirectly, from a violation (i) of an undertaking of the Purchaser made herein, or (ii) of a discrepancy between a representation of the Seller made herein and the facts observed (hereinafter, collectively, a "Violation"), irrespective of the date (prior to the end of the Validity Period), on which the Violation has been disclosed or becomes known to the Purchaser.

      For the purpose of calculating the damage to the Purchaser above mentioned, the gross amount thereof shall be reduced by any net cash benefit (including tax-wise) which may result from the existence of the damage. Furthermore, claims shall be subject to a one time claims threshold of FRF 250,000 (two hundred and fifty thousand French Francs). If that threshold is exceeded, the full amounts claimed shall become due, including the first FRF 250,000 (two hundred and fifty thousand French Francs).

      Purchaser shall promptly notify Seller in writing of any claim for indemnification, specifying in detail the basis of such claim, the facts pertaining thereto and, if known, the amount or an estimate of the amount which Purchaser regards as owing to it by Seller. Purchaser shall provide to Seller, to the extent requested by Seller in writing, as promptly as practicable following the claim, all information and documentation as shall reasonably be necessary to support and verify the claim asserted, and Seller, upon request in writing, shall be given reasonable access to all books and records in the possession or control of Purchaser or any of its affiliates, which may reasonably be considered as related to the claim.

      All claims for compensation with respect to a Violation shall need to be notified by the Purchaser to the Seller in writing, at the latest before the end of the third month following the end of the Validity Period. All claims made timely may be pursued by Purchaser until finally resolved, judicially or otherwise, notwithstanding the end of the Validity Period.


      8   SET-OFF - INTEREST
      All amounts which may become due and payable by the Seller to the Purchaser hereunder may be set off, in the sole discretion of the Purchaser, against any amount which the Purchaser may then be owing to the Seller hereunder or otherwise.

      In the event of a dispute as to the existence of a Violation or its consequences, the Court shall use, for the purpose of the computation of interest on the damages principal, PIBOR (three months) plus three interest points, counted from the date on which the damage shall have financially impacted the relevant HFT Group corporation or corporations. Any sum due by the Purchaser to the Seller hereunder which will not have been paid to the Seller on due date shall bear interest in favor of the Seller using the P.I.B.O.R. (three months) plus three interest points.


      9. MISCELLANEOUS

      9.1  Further Cooperation
      From the date hereof the Seller, upon request of the Purchaser and at Purchaser's cost, shall take any action and sign and deliver any documents which may prove necessary to allow Purchaser to fully exercise its rights hereunder.

      9.2  Non compete
      The Seller hereby undertakes not to compete directly or indirectly with the HFT Group corporations, in any manner or under any form whatsoever, in areas of business which are identical or similar to the areas of business of any one of the HFT Group corporations or Healthworld B.V., i.e. the area of medical advertising and health in general, for a period of time running from the date hereof until the later of the fourth anniversary date hereof or 24 (twenty-four) months following the date on which the Seller shall have ceased to be a salaried employee and/or a corporate officer of any one of the HFT Group corporations.

      In the event the ownership of the Purchaser or of the corporations in its group, in the capital stock of the HFT Group corporations were to fall below 50%, the Purchaser promises to pay to the Seller a sum equal to the compensation which the Seller shall have received as compensation from the HFT Group corporations during the fiscal year immediately preceding the fiscal year during which the loss of control shall have occurred.

      9.3  Successors and Assigns
      The provisions hereof shall inure to the benefit of and be binding upon the respective heirs and/or successors of the parties hereto.

      9.4  Modification and Waiver
      No modification of the provisions of this agreement shall be binding unless the same is in writing and duly executed by all the parties hereto. Each of the parties may waive any one of its rights under this agreement but only in a writing notified to the other party.

      9.5  Public Announcements

      Any communications and notices to third parties and all other publicity concerning the transactions contemplated by this agreement (other than governmental or regulatory filings) shall be planned and coordinated by and among each of the parties.

      Unless required by applicable law or the rules and regulations of the NASDAQ Stock market, none of the parties shall disseminate or make public, or cause to be disseminated or made public, any information regarding the transactions contemplated hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld.

      9.6 Treasury Department of the Ministry of Economy
      This agreement is subject to the laws and regulations pertaining to foreign investments into France. The Purchaser shall prepare and file the requisite investment report to the said authorities.

      9.7  Expenses and Fees
      Any and all expenses, including attorneys fees, in connection with this agreement or the transactions contemplated therein, shall be paid by the party incurring such expenses. The Seller and the Purchaser agree that in no event any one of the HFT Group corporations shall have to pay or advance any of such expenses or fees.

      The recording hereof with the registration-tax office shall be effected and paid for by the Purchaser. Any and all other taxes, dues or fees and contributions resulting from the execution hereof shall be borne by the individual or entity obligated to bear the same under the law.

      9.8  Notices
      Any documents, notices, requests or instructions to be given hereunder by one of the parties to the other shall be in writing by registered letter with bill of receipt requested, as provided below or to any other duly notified address.

      If the notice is to the Seller, the same shall be deemed validly made if sent to his last known address, with copy to Mr. Michel Duplessis, counsel for the Seller.

      If the notice is to the Purchaser, the same shall be deemed validly made if sent to the Purchaser at its address first above mentioned, with copy to Mr. Stuart Diamond, Healthworld Corporation, and to the law firm of Chambaz & Suermondt, 24 rue de Prony, 75017 Paris, counsel for the Purchaser.

      9.9  Headings
      The headings of the articles and paragraphs hereof are inserted for convenience only and shall not be deemed a constitutive part of this agreement and shall not affect the construction thereof.

      9.10  Documents Constituting this Agreement
      This agreement and its Annexes A to J, together with the Disclosure Schedule, constitute the sole understanding of the parties with respect to the subject matter hereof, and replace all prior verbal or written understandings between the parties on the said subject matter.

      9.11  Governing Law and Venue
      This agreement shall be governed by the laws of France. The parties agree that any dispute which may arise between them with respect to this agreement shall be referred to the Tribunal de Grande Instance of Paris.

                               FINAL STATEMENT :


      This agreement was presented to signature by the parties in a bound and sealed format, and each of the parties have in consequence waived the formality of initialing each one of the pages of this agreement and of its exhibits, the signatures of the parties appearing solely below.



      Signed in Paris on the date indicated on the first page of this agreement, in three (3) copies, one of which for the Registration Authority,




      Purchaser,                                                  Seller,





      /s/ Steven Girgenti                              /s/ Dominique Agostini
      --------------------------------------           ------------------------
      Healthworld International Holdings Inc.          Dominique Agostini
      by : Steven Girgenti
      title : President

                                LIST OF ANNEXES




 Annexes                                          Description

Annex A A Calculation of the Net Assets and Profit at December 31, 1997, consolidated balance sheet of the HFT Group at December 31, 1997, Financial Statements

Annex B                           List of Assets

Annex C                           NONE

Annex D                           List of Industrial and Intellectual Property
                                  Rights

Annex E                           List of Insurance Policies

Annex F List of contracts providing for the payment by or to any one of the HFT Group companies of amounts exceeding FRF 100,000 per contract

Annex G List of litigations, proceedings, judicial or adminis-trative inquiries or audits currently pending, threatened or expected

Annex H Schedule of subsidies and grants which the HFT Group companies have received and are entitled to receive

Annex I Certificates issued by the Revenue Service and URSSAF

Annex J                           Loan agreement dated July 23, 1998

Disclosure Schedule